EXHIBIT 10.1

111 Duke Street, Suite 5000
Montréal, Québec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com

July 24, 2017

Mr. Patrice Minguez

Re: Terms and Conditions of Employment between Patrice Minguez and Resolute Forest Products Inc.

Dear Patrice,

I am pleased to confirm our offer of employment for the position of President, Tissue Group, reporting directly to me. This position is based in Orlando, but will require you to travel to the company’s head office in Montreal, as well as to Miami and Calhoun. The terms and conditions of this offer are described below.

Date of Appointment
Your appointment will take effect on August 1st, 2017.
Annual Base Salary
Your annual base salary will be US$450,000, payable in advance, in monthly installments, less applicable deductions, to be deposited directly into your personal bank account.

Compensation Policies
Except as specifically set forth in this offer letter, or otherwise formally agreed to in writing in a letter of agreement, you will not benefit from the compensation policies, guidelines and procedures and you will not participate in the benefit plans adopted or sponsored by Resolute Forest Products Inc. and/or any of its wholly-owned subsidiaries, whether broad-based or designed for senior management.

Indemnification
You will be covered by the Indemnification policy for executive officers and chief accounting officer of Resolute Forest Products Inc. and will be offered to enter into the company’s standard indemnification contract for directors and officers of Resolute Forest Products Inc.

Frequent Business Travelers and Tax Equalization Polices
If applicable, you will benefit from the company’s frequent business travelers and tax equalization policies.

Vacation
You will be entitled to five (5) weeks of vacation and additional floating or discretionary days of paid vacation in each calendar year, in accordance with the company’s vacation policy. For 2017, your eligibility to paid vacation will be prorated.

111 Duke Street, Suite 5000
Montréal, Québec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com

Employment Relationship
You will have the right to terminate your employment at any time for any reason by giving the company four weeks prior notice. Similarly, the Corporation will have the right to terminate this contract at any time for any reason by giving you four weeks prior notice.

Patrice, we are convinced that your leadership, knowledge and experience would be extremely valuable to the company’s success and I look forward to working with you.

S/ Richard Garneau

Richard Garneau
President and CEO

I have read the herein letter and hereby accept these terms and conditions.

S/ Patrice Minguez
___________________________________            7/24/17____________________
Patrice Minguez                 Date

/ip

cc: Employee File